Pricing Supplement dated March 13, 2018 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-212571 $9,941,000 Barclays Bank PLC Trigger GEARS

Linked to the lesser performing of the S&P 500® Index and the EURO STOXX 50® Index due March 16, 2023

Investment Description

Trigger GEARS (the “Securities”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the lesser performing of the S&P 500® Index and the EURO STOXX 50® Index (each an “Underlying” and together the “Underlyings”). If the Underlying Return of each Underlying is positive, the Issuer will pay the principal amount of the Securities at maturity plus a return equal to the Underlying Return of the Underlying with the lower Underlying Return (the “Lesser Performing Underlying”) times the Upside Gearing of 3.20. If the Underlying Return of either Underlying is zero or negative but the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold (60% of its Initial Underlying Level), the Issuer will repay the principal amount of the Securities at maturity. However, if the Final Underlying Level of either Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return of the Lesser Performing Underlying. In this case, you will have full downside exposure to the Lesser Performing Underlying from its Initial Underlying Level to its Final Underlying Level, and could lose all of your initial investment. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose a significant portion or all of your principal. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying. The Final Underlying Level of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features

❑ Enhanced Growth Potential: At maturity, if the Underlying Return of each Underlying is greater than zero, the Upside Gearing will provide leveraged exposure to the positive performance of the Lesser Performing Underlying.

❑ Downside Exposure with Contingent Repayment of Principal at Maturity: If the Underlying Return of either Underlying is zero or negative but the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold, the Issuer will repay the principal amount at maturity. However, if the Final Underlying Level of either Underlying is less than its Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return of the Lesser Performing Underlying. The Final Underlying Level of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Key Dates
Trade Date:	March 13, 2018
Settlement Date[1]:	March 16, 2018
Final Valuation Date[2]:	March 13, 2023
Maturity Date[2]:	March 16, 2023
[1] See “Supplemental Plan of Distribution” for more details on the expected Settlement Date. [2] Subject to postponement. See “Final Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE LESSER PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-8 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE SECURITIES, BY ACQUIRING THE SECURITIES, EACH HOLDER OF THE SECURITIES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Security Offering

We are offering Trigger GEARS linked to the lesser performing of the S&P 500® Index and the EURO STOXX 50® Index. The Initial Underlying Level for each Underlying is the Closing Level of that Underlying on the Trade Date. The Securities are offered at a minimum investment of $1,000 (100 Securities).

Underlying	Upside Gearing	Initial Underlying Level	Downside Threshold*	CUSIP/ ISIN
S&P 500® Index (SPX)	3.20	2,765.31	1,659.19, which is 60% of the Initial Underlying Level	06746Q223 / US06746Q2232
EURO STOXX 50® Index (SX5E)		3,397.35	2,038.41, which is 60% of the Initial Underlying Level

* Rounded to two decimal places

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated February 22, 2018, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute our unsecured and unsubordinated obligations. The Securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.35	$9.65
Total	$9,941,000	$347,935	$9,593,065

[1]	Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is $9.339 per Security. The estimated value is less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated February 22, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms discussed in this pricing supplement differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated February 22, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated February 22, 2018: http://www.sec.gov/Archives/edgar/data/312070/000119312518053870/d515301dposasr.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

♦	Index supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refers to the Trigger GEARS that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately eleven months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Securities and/or any agreement we may have with the distributors of the Securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-8 of this pricing supplement.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Securities, by acquiring the Securities, each holder of the Securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Securities such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Securities, or amendment of the amount of interest or any other amounts due on the Securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Securities further acknowledges and agrees that the rights of the holders of the Securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You can tolerate a loss of a significant portion or all of your initial investment, and you are willing to make an investment that may have the full downside market risk of the Lesser Performing Underlying.

♦  You are willing and able to accept the individual market risk of each Underlying and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

♦  You seek an investment with a return linked to the performance of the Underlyings, and you believe each Underlying will appreciate over the term of the Securities.

♦  You are willing to invest in the Securities based on the Upside Gearing specified on the cover of this pricing supplement.

♦  You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

♦  You do not seek current income from this investment, and you are willing to forgo any dividends paid on the securities composing the Underlyings.

♦  You are willing and able to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦  You understand and are willing to accept the risks associated with each Underlying.

♦  You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Securities, including any repayment of principal.

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You cannot tolerate the loss of a significant portion or all of your initial investment, or you are not willing to make an investment that may have the full downside market risk of the Lesser Performing Underlying.

♦  You are unwilling or unable to accept the individual market risk of each Underlying or do not understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

♦  You do not seek an investment with exposure to the Underlyings, or you believe at least one Underlying will depreciate over the term of the Securities and its Final Underlying Level is likely to be less than its Downside Threshold.

♦  You are unwilling to invest in the Securities based on the Upside Gearing specified on the cover of this pricing supplement.

♦  You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

♦  You seek current income from this investment, or you would prefer to receive any dividends paid on the securities composing the Underlyings.

♦  You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

♦  You do not understand or are not willing to accept the risks associated with each Underlying.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦  You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments due to you under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-8 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Securities. For more information about the Underlyings, please see the sections titled “S&P 500® Index” and “EURO STOXX 50® Index” below.

Final Terms[1]

Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Security
Term[2]:	Approximately 5 years
Reference Assets[3]:	The S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”) and the EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E<Index>”) (each an “Underlying” and together the “Underlyings”)
Payment at Maturity (per Security):

•    If the Underlying Return of each Underlying is positive, the Issuer will pay the principal amount plus a return equal to the Underlying Return of the Lesser Performing Underlying multiplied by the Upside Gearing. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × Underlying Return of the Lesser Performing Underlying × Upside Gearing)

•     If the Underlying Return of either Underlying is zero or negative but the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold, the Issuer will repay the full principal amount at maturity of $10 per Security.

•     If the Underlying Return of either Underlying is negative and the Final Underlying Level of either Underlying is less than its Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Lesser Performing Underlying from the Trade Date to the Final Valuation Date. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × Underlying Return of the Lesser Performing Underlying)

If the Underlying Return of either Underlying is negative and the Final Underlying Level of either Underlying is less than its Downside Threshold, your principal is fully exposed to the decline in the Lesser Performing Underlying, and you will lose a significant portion or all of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

The payment at maturity is based solely on the Lesser Performing Underlying and you will not benefit from the performance of the greater performing Underlying. Therefore, investors will receive a positive return on their investment only if the Underlying Return of each Underlying is positive but investors will lose a significant portion or all of their investment if the Final Underlying level of either Underlying is less than its Downside Threshold, even if the other Underlying appreciates or does not decline as much.

Upside Gearing:	3.20
Underlying Return:	With respect to each Underlying: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Initial Underlying Level:	With respect to each Underlying, the Closing Level of that Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Underlying Level:	With respect to each Underlying, the Closing Level of that Underlying on the Final Valuation Date
Lesser Performing Underlying:	The Underlying with the lower Underlying Return
Downside Threshold:	With respect to each Underlying, a percentage of the Initial Underlying Level of that Underlying, as specified on the cover of this pricing supplement
Closing Level[3]:	With respect to each Underlying, Closing Level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	The Final Valuation Date may be postponed if the Final Valuation Date is not a scheduled trading day with respect to either Underlying or if a market disruption event occurs with respect to either Underlying on the Final Valuation Date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the prospectus supplement. In addition, the Maturity Date will be postponed if that day is not a business day or if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If an Underlying is discontinued or if the sponsor of an Underlying fails to publish that Underlying, the Calculation Agent may select a successor underlying or, if no successor underlying is available, will calculate the value to be used as the Closing Level of that Underlying. In addition, the Calculation Agent will calculate the value to be used as the Closing Level of an Underlying in the event of certain changes in or modifications to that Underlying. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

Investment Timeline

Trade Date:	The Initial Underlying Level of each Underlying is observed, the Downside Threshold of each Underlying is determined and the Upside Gearing is set.

Maturity Date:

The Final Underlying Level of each Underlying is observed and the Underlying Return of each Underlying is determined on the Final Valuation Date.

If the Underlying Return of each Underlying is positive, the Issuer will pay the principal amount plus a return equal to the Underlying Return of the Lesser Performing Underlying multiplied by the Upside Gearing. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × Underlying Return of the Lesser Performing Underlying × Upside Gearing)

If the Underlying Return of either Underlying is zero or negative but the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold, the Issuer will repay the full principal amount at maturity of $10 per Security.

If the Underlying Return of either Underlying is negative and the Final Underlying Level of either Underlying is less than its Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Lesser Performing Underlying from the Trade Date to the Final Valuation Date. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × Underlying Return of the Lesser Performing Underlying)

If the Underlying Return of either Underlying is negative and the Final Underlying Level of either Underlying is less than its Downside Threshold, your principal is fully exposed to the decline in the Lesser Performing Underlying, and you will lose a significant portion or all of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

The payment at maturity is based solely on the Lesser Performing Underlying and you will not benefit from the performance of the greater performing Underlying. Therefore, investors will receive a positive return on their investment only if the Underlying Return of each Underlying is positive but investors will lose a significant portion or all of their investment if the Final Underlying level of either Underlying is less than its Downside Threshold, even if the other Underlying appreciates or does not decline as much.

Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose a significant portion or all of your principal. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying. The Final Underlying Level of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in either or both of the Underlyings or the securities composing the Underlyings. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦	You risk losing a significant portion or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Securities at maturity. The Issuer will repay you the principal amount of your Securities only if the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold and will make such payment only at maturity. If the Final Underlying Level of either Underlying is less than its Downside Threshold, you will be exposed to the full negative Underlying Return of the Lesser Performing Underlying and the Issuer will repay less than the full principal amount of the Securities at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Lesser Performing Underlying from the Trade Date to the Final Valuation Date. Accordingly, you may lose a significant portion or all of your principal.

♦	The payment at maturity is calculated based solely on the performance of the Lesser Performing Underlying — The payment at maturity will be linked solely to the performance of the Lesser Performing Underlying. As a result, the Underlying Return of only the Lesser Performing Underlying will be used to determine the return on your Securities, and you will not benefit from the performance of the other Underlying. For example, in the event that the Final Underlying Level of the Lesser Performing Underlying is less than its Downside Threshold, you will lose a significant portion or all of your investment, even if the other Underlying appreciates or does not decline as much.

♦	Contingent repayment of principal applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the level of either or both of the Underlyings is greater than or equal to its Downside Threshold.

♦	The Upside Gearing applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Lesser Performing Underlying and the Upside Gearing and may be less than the Lesser Performing Underlying’s return itself, even if such return is positive. You can receive the full benefit of the Upside Gearing only if you hold your Securities to maturity.

♦	Because the Securities are linked to the Lesser Performing Underlying, you are less likely to receive a positive return on your investment, and you are exposed to greater risks of sustaining a significant loss on your investment at maturity than if the Securities were linked to a single Underlying — The likelihood of receiving a positive return is lower, and the risk that you will lose a significant portion or all of your initial investment in the Securities at maturity is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of a single Underlying. With two Underlyings, it is more likely that the Final Underlying Level of either Underlying will be less than its Initial Underlying Level and Downside Threshold and therefore it is less likely that you will receive a positive return and more likely that you will suffer a significant loss on your investment at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated. The lower the correlation between two Underlyings, the greater the potential for the Final Underlying Level of one of those Underlyings to be below its Downside Threshold. See “Correlation of the Underlyings” below.

It is impossible to predict what the correlation between the Underlyings will be over the term of the Securities. The Underlyings represent different equity markets. The S&P 500® Index represents the large-capitalization segment of the United States equity market and the EURO STOXX 50® Index represents foreign equity markets in the Eurozone. These different equity markets may not perform similarly over the term of the Securities.

Although the correlation of the Underlyings’ performance may change over the term of the Securities, the Upside Gearing is determined, in part, based on the correlation of the Underlyings’ performance calculated using our internal models at the time when the terms of the Securities are finalized. A higher Upside Gearing is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss of principal at maturity. The correlation referenced in setting the terms of the Securities is calculated using our internal models and is not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Securities are set and the performance of the Securities.

♦	You are exposed to the market risk of each Underlying — Your return on the Securities is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlying. Poor performance by either Underlying over the term of the Securities may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the level of the other Underlying. If the Final Underlying Level of either Underlying is less than its Downside Threshold, you will be exposed to the full decline in the Lesser Performing Underlying, resulting in a loss of 1% of principal for every 1% decline in the Lesser Performing Underlying, even if the better performing Underlying has appreciated or has not declined as much.

♦	The probability that the Final Underlying Level of either Underlying will be less than its Downside Threshold will depend on the volatility of the Underlyings — Volatility is a measure of the degree of variation in the levels of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Securities are set, the greater the expectation is at that time that the Final Underlying Level of either Underlying will be less than its Downside Threshold, which would result in a loss of a significant portion or all of your principal at maturity. However, the Underlyings’ volatilities can change significantly over the term of the Securities. The levels of the Underlyings could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your principal at maturity.

♦	Credit of Issuer — The Securities are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Securities, by acquiring the Securities, each holder of the Securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Securities losing all or a part of the value of your investment in the Securities or receiving a different security from the Securities, which may be worth significantly less than the Securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	Owning the Securities is not the same as owning the securities composing either or both Underlyings — The return on your Securities may not reflect the return you would realize if you actually owned the securities composing either or both Underlyings. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing either Underlying would have.

♦	Each Underlying reflects the price return of the securities composing that Underlying, not the total return — The return on the Securities is based on the performance of the Underlyings, which reflect changes in the market prices of the securities composing each Underlying. Each Underlying is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the applicable Underlying. Accordingly, the return on the Securities will not include such a total return feature.

♦	No interest payments — The Issuer will not make periodic interest payments on the Securities.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Securities. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Securities. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Securities, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and each Underlying.

♦	Potential Barclays Bank PLC impact on the levels of the Underlyings — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Underlyings and/or over-the-counter options, futures or other instruments with returns linked to the performance of either or both Underlyings or the securities composing the Underlyings may adversely affect the level of either Underlying and, therefore, the market value of the Securities.

♦	The Final Underlying Level of each Underlying is not based on the level of that Underlying at any time other than the Final Valuation Date — The Final Underlying Level of each Underlying will be based solely on the Closing Level of that Underlying on the Final Valuation Date and the payment at maturity will be based solely on the Final Underlying Level of the Lesser Performing Underlying as compared to its Initial Underlying Level. Therefore, if the level of the Lesser Performing Underlying has declined as of the Final Valuation Date, the payment at maturity, if any, may be significantly less than it would otherwise have been had the Final Underlying Level of the Lesser Performing Underlying been determined at a time prior to such decline or after the level of the Lesser Performing

Underlying has recovered. Although the level of the Lesser Performing Underlying on the Maturity Date or at other times during the term of your Securities may be higher than the level of the Lesser Performing Underlying on the Final Valuation Date, you will not benefit from the level of the Lesser Performing Underlying at any time other than the Final Valuation Date.

♦	Non-U.S. securities markets risks with respect to the EURO STOXX 50® Index — The equity securities composing the EURO STOXX 50® Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Securities, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	No direct exposure to fluctuations in exchange rates between the U.S. dollar and the euro with respect to the EURO STOXX 50® Index — The EURO STOXX 50® Index is composed of non-U.S. securities denominated in euros. Because the level of the EURO STOXX 50® Index is also calculated in euros (and not in U.S. dollars), the performance of the EURO STOXX 50® Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. In addition, any payments on the Securities determined based in part on the performance of the EURO STOXX 50® Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, holders of the Securities will not benefit from any appreciation of the euro relative to the U.S. dollar.

♦	Many economic and market factors will impact the value of the Securities — Structured notes, including the Securities, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Securities at issuance and their value in the secondary market. Accordingly, in addition to the levels of the Underlyings on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlyings and the securities composing the Underlyings;

♦	correlation (or lack of correlation) of the Underlyings;

♦	the time to maturity of the Securities;

♦	the market prices of, and dividend rates on, the securities composing the Underlyings;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Securities;

♦	a variety of economic, financial, political, regulatory and judicial events;

♦	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the EURO STOXX 50® Index trade; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Securities is lower than the initial issue price of your Securities — The estimated value of your Securities on the Trade Date is lower than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

♦	The estimated value of your Securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.

♦	The estimated value of the Securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.

♦	The estimated value of your Securities is not a prediction of the prices at which you may sell your Securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Securities and may be lower than the estimated value of your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Securities in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Securities.

In connection with our normal business activities and in connection with hedging our obligations under the Securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlyings or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Securities.

In addition, the role played by Barclays Capital Inc., as the agent for the Securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell the Securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Securities. As Calculation Agent, we will determine any values of the Underlyings and make any other determinations necessary to calculate any payments on the Securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an Underlying is to be determined; if an Underlying is discontinued or if the sponsor of an Underlying fails to publish that Underlying, selecting a successor underlying or, if no successor underlying is available, determining any value necessary to calculate any payments on the Securities; and calculating the value of an Underlying on any date of determination in the event of certain changes in or modifications to an Underlying. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Securities, and any of these determinations may adversely affect any payments on the Securities.

♦	The U.S. federal income tax consequences of an investment in the Securities are uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts, as described under “What Are the Tax Consequences of an Investment in the Securities?” below. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of the ownership and disposition of the Securities could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples and Return Table of the Securities at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate the payment at maturity for a $10 principal amount Security on a hypothetical offering of Securities under various scenarios, with the assumptions set forth below.* You should not take these examples or the table below as an indication or assurance of the expected performance of the Securities. The examples and table below do not take into account any tax consequences from investing in the Securities. Numbers appearing in the examples and table below have been rounded for ease of analysis. In these examples, we refer to the S&P 500® Index and the EURO STOXX 50® Index as the “SPX Index” and the “SX5E Index,” respectively.

Term:	Approximately 5 years
Hypothetical Initial Underlying Level:	100.00 for the SPX Index and 100.00 for the SX5E Index
Upside Gearing:	3.20
Hypothetical Downside Threshold:	60.00 for the SPX Index and 60.00 for the SX5E Index (which, with respect to each Underlying, is 60.00% of the hypothetical Initial Underlying Level of that Underlying)

*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlying Levels, Downside Thresholds or Final Underlying Levels. The hypothetical Initial Underlying Levels of 100.00 for the SPX Index and 100.00 for the SX5E Index have been chosen for illustrative purposes only and do not represent the actual Initial Underlying Levels for the Underlyings. The actual Initial Underlying Level and Downside Threshold of each Underlying are set forth on the cover of this pricing supplement, and the actual Final Underlying Level of each Underlying will be the Closing Level of that Underlying on the Final Valuation Date. For historical Closing Levels of the Underlyings, please see the historical information set forth under the sections titled “S&P 500® Index” and “EURO STOXX 50® Index” below. We cannot predict the Closing Level of either Underlying on any day during the term of the Securities, including on the Final Valuation Date.

	Final Underlying Level of the Lesser Performing Underlying	Underlying Return of the Lesser Performing Underlying	Payment at Maturity	Total Return on Securities at Maturity[1]
	180.00	80.00%	$35.600	256.00%
	170.00	70.00%	$32.400	224.00%
	160.00	60.00%	$29.200	192.00%
	150.00	50.00%	$26.000	160.00%
	140.00	40.00%	$22.800	128.00%
	130.00	30.00%	$19.600	96.00%
	120.00	20.00%	$16.400	64.00%
	110.00	10.00%	$13.200	32.00%
	105.00	5.00%	$11.600	16.00%
	100.00	0.00%	$10.000	0.00%
	95.00	-5.00%	$10.000	0.00%
	90.00	-10.00%	$10.000	0.00%
	80.00	-20.00%	$10.000	0.00%
	70.00	-30.00%	$10.000	0.00%
	60.00	-40.00%	$10.000	0.00%
	59.99	-40.01%	$5.999	-40.01%
	50.00	-50.00%	$5.000	-50.00%
	40.00	-60.00%	$4.000	-60.00%
	30.00	-70.00%	$3.000	-70.00%
	20.00	-80.00%	$2.000	-80.00%
	10.00	-90.00%	$1.000	-90.00%
	0.00	-100.00%	$0.000	-100.00%
[1]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per Security to the purchase price of $10 per Security.

Example 1 — The Underlying Return of each Underlying is positive.

	SPX Index	SX5E Index
Hypothetical Initial Underlying Level	100.00	100.00
Hypothetical Final Underlying Level	110.00	180.00
Hypothetical Downside Threshold:	60.00	60.00
Underlying Return	10.00%	80.00%

Step 1: Calculate the Underlying Return of each Underlying:

Underlying Return of the SPX Index:

(Final Underlying Level – Initial Underlying Level) / Initial Underlying Level = (110.00 – 100.00) / 100.00 = 10.00%

Underlying Return of the SX5E Index:

(Final Underlying Level – Initial Underlying Level) / Initial Underlying Level = (180.00 – 100.00) / 100.00 = 80.00%

Step 2: Determine the Lesser Performing Underlying: The SPX Index is the Underlying with the lower Underlying Return and is therefore the Lesser Performing Underlying.

Step 3: Calculate the Payment at Maturity:

Because the Underlying Return of each Underlying is positive, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + ($10 × Underlying Return of the Lesser Performing Underlying × Upside Gearing)
$10 + ($10 × 10.00% × 3.20) = $10 + $3.20 = $13.200

The payment at maturity of $13.200 per Security represents a total return on the Securities of 32.00%.

Example 2 — The Underlying Return of either Underlying is zero or negative but the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold.

	SPX Index	SX5E Index
Hypothetical Initial Underlying Level	100.00	100.00
Hypothetical Final Underlying Level	105.00	90.00
Hypothetical Downside Threshold:	60.00	60.00
Underlying Return	5.00%	-10.00%

Step 1: Calculate the Underlying Return of each Underlying:

Underlying Return of the SPX Index:

(Final Underlying Level – Initial Underlying Level) / Initial Underlying Level = (105.00 – 100.00) / 100.00 = 5.00%

Underlying Return of the SX5E Index:

(Final Underlying Level – Initial Underlying Level) / Initial Underlying Level = (90.00 – 100.00) / 100.00 = -10.00%

Step 2: Determine the Lesser Performing Underlying: The SX5E Index is the Underlying with the lower Underlying Return and is therefore the Lesser Performing Underlying.

Step 3: Calculate the Payment at Maturity:

Because the Underlying Return of the Lesser Performing Underlying is negative and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold, the Issuer will repay the full principal amount at maturity of $10.000 per Security.

The payment at maturity of $10.000 per Security represents a total return on the Securities of 0.00%. As this example illustrates, the payment at maturity will depend solely on the performance of the Lesser Performing Underlying and you will not benefit from any positive performance of the better performing Underlying.

Example 3 — The Underlying Return of either Underlying is negative and the Final Underlying Level of either Underlying is less than its Downside Threshold.

	SPX Index	SX5E Index
Hypothetical Initial Underlying Level	100.00	100.00
Hypothetical Final Underlying Level	40.00	95.00
Hypothetical Downside Threshold:	60.00	60.00
Underlying Return	-60.00%	-5.00%

Step 1: Calculate the Underlying Return of each Underlying:

Underlying Return of the SPX Index:

(Final Underlying Level – Initial Underlying Level) / Initial Underlying Level = (40.00 – 100.00) / 100.000 = -60.00%

Underlying Return of the SX5E Index:

(Final Underlying Level – Initial Underlying Level) / Initial Underlying Level = (95.00 – 100.00) / 100.00 = -5.00%

Step 2: Determine the Lesser Performing Underlying: The SPX Index is the Underlying with the lower Underlying Return and is therefore the Lesser Performing Underlying.

Step 3: Calculate the Payment at Maturity:

Because the Underlying Return of the Lesser Performing Underlying is negative and the Final Underlying Level of the Lesser Performing Underlying is less than its Downside Threshold, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + ($10 × Underlying Return of the Lesser Performing Underlying)

$10 + ($10 × -60.00%) = $10 + -$6 = $4.000

The payment at maturity of $4.000 per Security represents a loss on the Securities of 60.00%, which reflects the Underlying Return for the Lesser Performing Underlying of -60.00%.

If the Underlying Return of either Underlying is negative and the Final Underlying Level of either Underlying is less than its Downside Threshold, at maturity the Issuer will repay less than the full principal amount, if anything, resulting in a percentage loss on your investment equal to the decline of the Lesser Performing Underlying from the Trade Date to the Final Valuation Date.

The payment at maturity is based solely on the Lesser Performing Underlying and you will not benefit from the performance of the better performing Underlying. Therefore, investors will receive a positive return on their investment only if the Underlying Return of each Underlying is positive but investors will lose a significant portion or all of their investment if the Final Underlying level of either Underlying is less than its Downside Threshold, even if the other Underlying appreciates or does not decline as much.

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Securities for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underlyings. Assuming this treatment is respected, upon a sale or exchange of the Securities (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Securities, which should equal the amount you paid to acquire the Securities. This gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not intend to treat payments on the Securities to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Securities do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Securities.

S&P 500® Index

The S&P 500® Index (the “SPX Index”) consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying index supplement, as supplemented by the following updated information. Beginning in June 2016 (or July 2017, in the case of IEX), U.S. common equities listed on Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX were added to the universe of securities that are eligible for inclusion in the SPX Index and, effective March 10, 2017, the minimum unadjusted company market capitalization for potential additions to the SPX Index was increased to $6.1 billion from $5.3 billion. In addition, as of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the SPX Index, but securities already included in the SPX Index have been grandfathered and are not affected by this change.

Historical Information

The following graph sets forth the performance of the SPX Index from January 2, 2008 through March 13, 2018, based on the daily Closing Levels of the SPX Index. The Closing Level of the SPX Index on March 13, 2018 was 2,765.31. The dotted line represents the Downside Threshold of 1,659.19, which is equal to 60% of the Initial Underlying Level of the SPX Index.

We obtained the Closing Levels of the SPX Index from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the SPX Index should not be taken as an indication of future performance. Future performance of the SPX Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the SPX Index during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performance of the SPX Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

EURO STOXX 50® Index

The EURO STOXX 50® Index (the “SX5E Index”) is composed of 50 component stocks of market leaders in terms of free-float market capitalization from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. At any given time, some eligible countries may not be represented in the SX5E Index. For more information about the SX5E Index, see “Indices—The EURO STOXX 50® Index” in the accompanying index supplement.

Historical Information

The following graph sets forth the performance of the SX5E Index from January 2, 2008 through March 13, 2018, based on the daily Closing Levels of the SX5E Index. The Closing Level of the SX5E Index on March 13, 2018 was 3,397.35. The dotted line represents the Downside Threshold of 2,038.41, which is equal to 60% of the Initial Underlying Level of the SX5E Index.

We obtained the Closing Levels of the SX5E Index from Bloomberg, without independent verification. Historical performance of the SX5E Index should not be taken as an indication of future performance. Future performance of the SX5E Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the SX5E Index during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performance of the SX5E Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Correlation of the Underlyings

The following graph sets forth the historical performances of the S&P 500® Index and the EURO STOXX 50® Index from January 2, 2008 through March 13, 2018, based on the daily Closing Levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a Closing Level of 100.00 on January 2, 2008 by dividing the Closing Level of that Underlying on each day by the Closing Level of that Underlying on January 2, 2008 and multiplying by 100.00.

We obtained the Closing Levels used to determine the normalized Closing Levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Levels of the Underlyings during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your principal amount.

PAST PERFORMANCE AND CORRELATION OF THE UNDERLYINGS ARE NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each Underlying relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying has historically been to the other Underlying. However, the graph does not provide a precise measurement of the correlation of the Underlyings. Moreover, any historical correlation of the Underlyings is not indicative of the degree of correlation of the Underlyings, if any, that will be experienced over the term of the Securities.

The lower (or more negative) the correlation between the Underlyings, the less likely it is that the Underlyings will move in the same direction at the same time and, therefore, the greater the potential for the Final Underlying Level of one of the Underlyings to be below its Downside Threshold. This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if the Underlyings have a higher positive correlation, the Final Underlying Level of one or both of the Underlyings might be below its Downside Threshold as both of the Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Securities, the Upside Gearing is determined, in part, based on the correlation of the Underlyings’ performance calculated using our internal models at the time when the terms of the Securities are finalized. A higher Upside Gearing is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss of principal at maturity. The correlation referenced in setting the terms of the Securities is calculated using our internal models and is not derived from the returns of the Underlyings over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Securities are set and the performance of the Securities.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We expect that delivery of the Securities will be made against payment for the Securities on the Settlement Date indicated on the cover of this pricing supplement, which is expected to be more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on any date prior to two business days before delivery will be required, by virtue of the fact that the Securities will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

The Securities are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Securities or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Securities offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 28, 2017, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 28, 2017, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 28, 2017, which has been filed as an exhibit to the report on Form 6-K referred to above.